UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 2, 2015
Date of Report (Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
From time-to-time in the ordinary course of its business, Sotheby’s (or the “Company”) will guarantee to a consignor a minimum sale price in connection with the sale of property at auction (an “auction guarantee”). Sotheby’s is generally entitled to a share of the excess proceeds if the property under the auction guarantee sells above the guaranteed price. In the event that the property sells for less than the guaranteed price, Sotheby’s must perform under the auction guarantee by funding the difference between the sale price at auction and the amount of the auction guarantee. The amount of any such shortfall may be reduced by the auction commissions earned by Sotheby’s on property sold under the auction guarantee. If the property does not sell, the amount of the auction guarantee must be paid, but Sotheby’s has the right to recover such amount through the future sale of the property. Sotheby’s may reduce its financial exposure under auction guarantees through contractual risk and reward sharing arrangements. (See Note 10 of Notes to Condensed Consolidated Financial Statements within Sotheby's Form 10-Q for the quarterly period ended June 30, 2015 for a more detailed description of Sotheby's use of auction guarantees.)
On September 2, 2015, Sotheby’s entered into an arrangement with the Estate of A. Alfred Taubman (“the Estate”) under which Sotheby’s will sell works of art from the collection of A. Alfred Taubman at auctions expected to occur primarily in November 2015 and also in early 2016. Robert S. Taubman, a director of the Company, is a trustee and beneficiary of the Estate. The collection is estimated to be worth in excess of $500 million. In connection with this arrangement, Sotheby’s agreed to provide an auction guarantee for the collection at approximately that level. Sotheby's may reduce its exposure under the auction guarantee by entering into risk and reward sharing arrangements prior to the auctions at which the Estate’s collection is offered.
In his capacity as a director of the Company, Robert S. Taubman played no role in the Board of Director’s consideration or approval of the transaction and the associated Guarantee. As a result of this transaction with the Estate, the Board of Directors has determined that Robert S. Taubman is no longer independent under New York Stock Exchange rules and standards. The Board of Directors will continue to have ten independent directors (out of a total of thirteen).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	September 9, 2015

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